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Exhibit 23.1

CONSENT OF ERNST YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Rigel Pharmaceuticals, Inc. for the registration of up to $75,000,000 of common stock, preferred stock, debt securities and/or warrants and to the incorporation by reference therein of our report dated January 24, 2003, except for Note 9 as to which the date is January 31, 2003, with respect to the financial statements of Rigel Pharmaceuticals, Inc. included in its Annual Report on Form 10-K, as amended, for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                      /s/ ERNST YOUNG LLP

Palo Alto, California
January 6, 2004

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CONSENT OF ERNST YOUNG LLP, INDEPENDENT AUDITORS